Filed Pursuant to Rule 433

Registration No. 333-260578

Issuer Free Writing Prospectus dated August 1, 2022

Relating to Preliminary Prospectus Supplement dated August 1, 2022

APPLE INC.

FINAL PRICING TERM SHEET

3.250% Notes due 2029 (“2029 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	August 8, 2029

Coupon:	3.250%

Price to Public:	99.876%

Interest Payment Dates:	August 8 and February 8, commencing February 8, 2023

Day Count Convention:	30/360

Benchmark Treasury:	2.625% due July 31, 2029

Benchmark Treasury Yield:	2.640%

Spread to Benchmark Treasury:	63 basis points

Yield:	3.270%

Redemption:

Prior to June 8, 2029, Apple Inc. may at its option redeem the 2029 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple Inc. and its consolidated subsidiaries (together “Apple”) (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2029 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 Notes being redeemed (assuming that such notes matured on June 8, 2029), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2029 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after June 8, 2029, Apple Inc. may at its option redeem the 2029 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	August 1, 2022

Settlement Date:	August 8, 2022 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.46 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 EN6 / US037833EN61

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

3.350% Notes due 2032 (“2032 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,500,000,000

Maturity:	August 8, 2032

Coupon:	3.350%

Price to Public:	99.882%

Interest Payment Dates:	August 8 and February 8, commencing February 8, 2023

Day Count Convention:	30/360

Benchmark Treasury:	2.875% due May 15, 2032

Benchmark Treasury Yield:	2.584%

Spread to Benchmark Treasury:	78 basis points

Yield:	3.364%

Redemption:

Prior to May 8 2032, Apple Inc. may at its option redeem the 2032 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2032 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2032 Notes being redeemed (assuming that such notes matured on May 8, 2032), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2032 Notes) plus 12.50 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after May 8, 2032, Apple Inc. may at its option redeem the 2032 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2032 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	August 1, 2022

Settlement Date:	August 8, 2022 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.46 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 EP1/ US037833EP10

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

3.950% Notes due 2052 (“2052 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,750,000,000

Maturity:	August 8, 2052

Coupon:	3.950%

Price to Public:	99.339%

Interest Payment Dates:	August 8 and February 8, commencing February 8, 2023

Day Count Convention:	30/360

Benchmark Treasury:	2.250% due February 15, 2052

Benchmark Treasury Yield:	2.938%

Spread to Benchmark Treasury:	105 basis points

Yield:	3.988%

Redemption:

Prior to February 8, 2052, Apple Inc. may at its option redeem the 2052 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2052 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2052 Notes being redeemed (assuming that such notes matured on February 8, 2052), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2052 Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 8, 2052, Apple Inc. may at its option redeem the 2052 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2052 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	August 1, 2022

Settlement Date:	August 8, 2022 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.46 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 EQ9/ US037833EQ92

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

4.100% Notes due 2062 (“2062 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,250,000,000

Maturity:	August 8, 2062

Coupon:	4.100%

Price to Public:	99.648%

Interest Payment Dates:	August 8 and February 8, commencing February 8, 2023

Day Count Convention:	30/360

Benchmark Treasury:	2.250% due February 15, 2052

Benchmark Treasury Yield:	2.938%

Spread to Benchmark Treasury:	118 basis points

Yield:	4.118%

Redemption:

Prior to February 8, 2062, Apple Inc. may at its option redeem the 2062 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2062 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2062 Notes being redeemed (assuming that such notes matured on February 8, 2062, exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2062 Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 8, 2062, Apple Inc. may at its option redeem the 2062 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2062 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	August 1, 2022

Settlement Date:	August 8, 2022 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.46 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 ER7/ US037833ER75

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, BofA Securities, Inc. toll-free at 1-800-294-1322, or J.P. Morgan Securities LLC collect at 1-212-834-4533, or by contacting Apple Inc.’s Investor Relations at investor_relations@apple.com.

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